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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Guidant Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

111 Monument Circle, 29th Floor

Indianapolis, Indiana 46204-5129

March 22, 2004

Dear Shareholder:

      I am pleased to invite you to attend the 2004 Annual Meeting of Shareholders of Guidant Corporation on Tuesday, May 18, 2004. The meeting will be held at the Murat Centre, 502 North New Jersey Street, Indianapolis, Indiana, at noon (Indianapolis time).

      At the meeting, we will address the matters described in the attached proxy statement and review the status of Guidant’s business.

      Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the meeting. If you return the request card, we will send you an admittance card. Alternatively, you can view the webcast of the meeting on our website, www.guidant.com.

      Your vote is very important. Please read the proxy statement and vote your shares. I urge you to vote by Internet, telephone, or mail, even if you plan to attend the meeting.

      Thank you for your support of and interest in Guidant. I look forward to seeing you at the meeting.

RONALD W. DOLLENS
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

GUIDANT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2004

      The Annual Meeting of Shareholders of Guidant Corporation will be held at the Murat Centre, 502 North New Jersey Street, Indianapolis, Indiana, on Tuesday, May 18, 2004, at noon (Indianapolis time), for the following purposes:

•	elect five directors of Guidant;

•	ratify the appointment of Ernst & Young LLP as independent auditors for the year 2004;

•	vote on the shareholder proposal regarding stock option expensing, if properly introduced at the meeting; and

•	transact any other business that may properly come before the meeting or any adjournment of the meeting.

      Shareholders of record at the close of business on March 11, 2004, are entitled to notice of and to vote at the meeting. If you plan to attend the meeting, please complete the enclosed request for admittance card and return it to Guidant. We then will mail you an admittance card, directions to the meeting and parking information.

By Order of the Board of Directors,

Debra F. Minott
Vice President, General Counsel and Secretary

March 22, 2004

Indianapolis, Indiana

GUIDANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

      We are providing these proxy materials in connection with the solicitation by the board of directors of Guidant Corporation (“Guidant,” the “company,” “we” or “us”) of proxies to be voted at the annual meeting of shareholders to be held on Tuesday, May 18, 2004, and at any adjournment or postponement of the meeting. Our proxy materials are being mailed on or about March 22, 2004.

VOTING

Matters for Voting

The three proposals scheduled to be voted on at the meeting are:

•	the election of five directors;

•	the ratification of the appointment of Ernst & Young LLP as Guidant’s independent auditors for 2004; and

•	the shareholder proposal regarding stock option expensing described beginning on page 22, if properly introduced at the meeting.

The board recommends you vote your shares for the election of each director, for the ratification of the appointment of the independent auditors, and against the shareholder proposal.

Who can Vote

You are entitled to vote if you were a shareholder as of the close of business on March 11, 2004, the record date for the annual meeting. You are entitled to one vote for each common share you owned on the record date. As of March 11, 2004, there were 313,113,023 common shares outstanding.

If you were a shareholder on March 11, 2004, you can attend the meeting. However, you must have an admittance card. To obtain an admittance card, return the enclosed request for admittance card. Even if you plan to attend the meeting, we ask that you return a proxy to ensure that your shares are represented at the meeting.

How to Vote

If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can vote by Internet, telephone, or mail, as described on your proxy card. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street-name shareholder.” If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The proxies identified on the proxy card will vote the shares of which you are shareholder of record in accordance with your instructions. If additional matters are properly presented at the meeting for consideration, the individuals named on the proxy card also will have the ability to vote on those matters for you at their discretion. At the date this proxy statement went to press, we did not know of any other matters to be raised at the meeting. If you submit a proxy card without giving specific voting instructions, the proxies will vote your shares as recommended by the board of directors.

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor. If the shares are held in joint ownership, both owners must sign.

Revoking Your Vote

You can revoke your proxy by:

•	providing written notice to Guidant’s secretary;

•	delivering a later-dated proxy by Internet, telephone, or mail (using the same means to revoke as you used for your original vote); or

•	voting by ballot at the annual meeting.

Required Quorum and Vote

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker submits a proxy card that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

The proposals to be voted on have different vote requirements. Directors will be elected by a plurality of the votes cast by the shareholders, which means that the five nominees receiving the most votes will be elected. In an uncontested election of directors, the plurality requirement is not a factor. Abstentions, broker non-votes and instructions on proxy cards to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

The proposal to ratify the selection of the independent auditors and the shareholder proposal will be approved if the votes cast for the proposal exceed those cast against. Abstentions and broker non-votes will not be counted either for or against the proposals.

Shareholder Proposals

If you wish to nominate a candidate for director or propose other business for the 2005 annual meeting of shareholders, Guidant’s secretary must receive your written notice no later than January 19, 2005. The notice must provide additional information as described in our by-laws. You may request a copy of the by-laws from the secretary at the address on the cover. If you would like your proposal to be considered for inclusion in next year’s proxy statement, the secretary must receive your written proposal by November 22, 2004. See “Corporate Governance,” below, for additional information concerning submission of nominees for director and other communications with our board.

Solicitation and Mailings

Guidant will bear all expenses in connection with solicitation of proxies. We will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares. We have retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies. We expect that the related expense will not exceed $7,500 plus reimbursement for customary out-of-pocket expenses. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Guidant or Georgeson may also solicit in person, by telephone or by mail. Automatic Data Processing, Inc. has been retained to receive and tabulate proxies for the annual meeting.

If you received more than one proxy card or voting instruction form, it means your shares are registered in different forms or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive to ensure that all your shares are voted.

ITEM 1: ELECTION OF DIRECTORS

Board Structure and Elections

      Guidant’s board is divided into three classes for the purpose of election of directors. One class, with approximately one-third of the directors, is elected at each annual meeting of shareholders to serve a three-year term. At the 2004 annual meeting, five directors will be elected.

      The board elected two new members in 2004: Kristina M. Johnson, Ph.D., effective in January, and Jack A. Shaw, effective in February. Pursuant to the company’s articles of incorporation, Mr. Shaw was placed in the class expiring in 2006 in order to balance the classes. Dr. Johnson will stand for election at this meeting, along with Maurice A. Cox, Jr., Nancy-Ann Min DeParle, Ronald W. Dollens and Enrique C. Falla. Each is standing for a three-year term to expire in 2007.

      Each of the nominees has consented to serve. If any nominee is unable to serve or for good cause will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute. If the board designates a substitute, shares represented by proxies may be voted for the substitute director.

      The board of directors recommends that you vote for the election of each nominee.

Director Biographies

Nominees for director for terms ending 2007

Maurice A. Cox, Jr.
Mr. Cox is president and chief executive officer of The Ohio Partners, LLC (venture capital), a position he has held since July 1995. Previously, he served as president and chief executive officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and served as vice president, product management, and as executive vice president of CompuServe’s Information Services Division. Age: 53; Director from 1995.
Nancy-Ann Min DeParle
Ms. DeParle is a senior advisor, J.P. Morgan Partners, LLC, and an adjunct professor, The Wharton School, University of Pennsylvania. Previously, she served as the administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) from November 1997 to October 2000. Before becoming administrator of HCFA, Ms. DeParle was the associate director for health & personnel at the White House Office of Management and Budget from 1993 to 1997 and served as commissioner of the Tennessee Department of Human Services from 1987 to 1989. She also has worked as a lawyer in private practice in Nashville, Tennessee, and Washington, DC. Ms. DeParle is a director of Accredo Health, Inc., Cerner Corporation, DaVita Inc., Specialty Laboratories, Inc., and Triad Hospitals, Inc. Age: 47; Director from 2001.

Nominees for director for terms ending 2007

Ronald W. Dollens
Mr. Dollens is president and chief executive officer of Guidant. Previously, he served as president of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994, and has also held the position of president and chief executive officer of Guidant’s subsidiary, Advanced Cardiovascular Systems, Inc. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Beckman Coulter Corporation and Kinetic Concepts, Inc. His civic affairs include serving on the boards of the Eiteljorg Museum, Butler University, St. Vincent Hospital Foundation and as chairman of the United Way of Central Indiana. Mr. Dollens’ involvement in health policy includes serving as chairman of the Healthcare Leadership Council, past chairman of the Advanced Medical Technology Association, and on the board of the Alliance for Aging Research. Mr. Dollens is also a member of the New York Stock Exchange (“NYSE”) Listed Company Advisory Board. Recently, he served on the Advisory Committee for Regulatory Reform appointed by US Health and Human Services Secretary Tommy G. Thompson. Age: 57; Director from 1994.

Enrique C. Falla
Mr. Falla is president of Falla, Smith & Associates, Inc. (business and financial consulting). He served as a senior consultant for The Dow Chemical Company from 1997 to 2000. Previously, he was an executive vice president from 1991 to 1997 and also served as chief financial officer of Dow. He joined Dow in 1967 and served on Dow’s board from 1985 to 2000. Mr. Falla is a member of the board of trustees of the University of Miami. Age: 64; Director from 1995.
Kristina M. Johnson, Ph.D.
Dr. Johnson is dean of the Pratt School of Engineering at Duke University, a position she has held since July 1999. Dr. Johnson served as a professor in the Electrical and Computer Engineering Department, University of Colorado, from 1994 to 1999 and as associate and assistant professor from 1985. She served as deputy director and later as director of the National Science Foundation Engineering Research Center for Optoelectronic Computing Systems at the University of Colorado, Boulder, from 1992 to 1997. Dr. Johnson was a Fulbright Faculty Scholar in the Department of Electrical Engineering at the University of Edinburgh, Scotland, from 1991 to 1992 and a NATO Post-Doctoral Fellow at Trinity College, Dublin, Ireland, from 1983 to 1985. Dr. Johnson is a co-founder of the Colorado Advanced Technology Institute Center of Excellence in Optoelectronics and is a director of Minerals Technology Corporation and Dycom Industries, Inc. Age 46; Director from 2004.

Directors continuing in office until 2005

J.B. King
Mr. King acts as counsel to the law firm of Baker & Daniels, which provides legal services to Guidant (representing less than one percent of the revenues of Baker & Daniels). Mr. King retired as vice president and general counsel of Guidant in 2000. He previously was vice president and general counsel for Eli Lilly and Company, a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of the Indiana Legal Foundation and the James Whitcomb Riley Memorial Association. Age: 74; Director from 1994.
Susan B. King
Ms. King is the chairman of The Leadership Initiative, a support corporation of Duke University. Ms. King was the leader in residence and chair of the board of advisors for the Hart Leadership Program at Duke University from 1995 through 1999. Prior to assuming this position, she served as senior vice president, corporate affairs, for Corning Incorporated from 1992 to 1995. Ms. King served as president of its Steuben Glass Division from 1987 to 1992. She joined Corning in 1982. She also served as chair of the US Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company, a trustee for the National Public Radio Foundation, and trustee emeriti of Duke University. Age: 63; Director from 1996.

J. Kevin Moore
Mr. Moore is the vice president and managing partner of Arbor Group, LLC (healthcare consulting). Mr. Moore served as the senior vice president for strategic planning for Advanced Medical Productions through December 2003. Previously, Mr. Moore served as senior vice president and chief operating officer of the Carolinas Medical Center through November 2000, and first held the position of vice president in 1997. Previously, Mr. Moore was associate chief operating officer for Duke University Medical Center from 1994 to 1997. He served as assistant director, surgical private diagnostic clinics, and adjunct associate professor, Graduate School of Health Administration, from 1989 to 1994. Mr. Moore served as assistant director for Duke Medical Center from 1988 to 1989 and as director of management services, medical center administration, and adjunct assistant professor, Graduate School of Health Administration, from 1984 to 1988. Mr. Moore serves as senior fellow for health care policy for the North Carolina Institute for Emerging Issues and a lecturer at the University of North Carolina School of Public Health. He previously served on the board of trustees of Duke University. Age: 49; Director from 1995.

Ruedi E. Wäger, Ph.D.
Dr. Wäger is president and chief executive officer of Aventis Behring LLC (blood plasma and therapeutic proteins), a position he has held since February 1998, and is a member of its board of directors. Prior to assuming this position, he was president and chief executive officer of ZLB Central Laboratory Blood Transfusion Service SRC from 1994. He served as senior vice president for Sandoz Pharma Ltd. from 1989 to 1994. From 1993 to 1994, Dr. Wäger served as head of corporate project management and member of the executive committee for Sandoz. From 1989 to 1993, he served as head of worldwide marketing and member of the executive committee. Dr. Wäger joined Sandoz in 1973. He is chairman of the supervisory board of Pharmaserv GmbH. Dr. Wäger is also a member of the board of trustees of Springside School, Philadelphia. Age: 60; Director from 1995.

Directors continuing in office until 2005

August M. Watanabe, M.D.
Dr. Watanabe retired as the executive vice president, science and technology, of Eli Lilly and Company in 2003. He also served as a director of Lilly and a member of its corporate policy committee. Prior to joining Lilly in 1990 as a vice president of Lilly Research Laboratories, Dr. Watanabe was a full-time faculty member (from 1971 to 1990) of the Department of Medicine of the Indiana University School of Medicine. From 1983 to 1990, he was professor and chairman of the Department of Medicine. He is a director of the Damon Runyon Cancer Research Foundation, the Indiana University Foundation, the Regenstrief Foundation, the Indiana State Symphony Society, the Park-Tudor Foundation and Christel House International and is a member of the board of governors of the Riley Children’s Foundation. Age: 62; Director from 2001.

Directors continuing in office until 2006

James M. Cornelius
Mr. Cornelius serves as non-executive chairman of Guidant’s board of directors. Previously, he served as executive chairman of Guidant from 1995 until his retirement as an employee in August 2000. He completed a 28-year career at Eli Lilly and Company in 1995, where he served as vice president of finance and chief financial officer from 1983 and was a member of the board of directors. Mr. Cornelius is a director of Chubb Corporation, Given Imaging Ltd., Hughes Electronics Corporation and The National Bank of Indianapolis Corporation. He also serves as treasurer of the board of governors of the Indianapolis Museum of Art. Age: 60; Director from 1994.
Michael Grobstein
Mr. Grobstein served as a vice chairman of Ernst & Young LLP from 1984 until 1993, and as a vice chairman of Ernst & Young International from 1993 until his retirement in 1998. He joined Ernst & Young in 1964 and was admitted to partnership in 1975. Mr. Grobstein is a director of Given Imaging Ltd., a trustee of the Central Park Conservancy and co-chair of New Yorkers for Parks. Age: 61; Director from 1999.

Mark Novitch, M.D.
Dr. Novitch retired as vice chairman of the board and chief compliance officer of The Upjohn Company (pharmaceuticals) in December 1993. He served as professor of health care sciences at the George Washington University Medical Center from 1994 to 1997 and as adjunct professor from 1997 to 2001. Prior to joining Upjohn in 1985, Dr. Novitch was deputy commissioner of the federal Food and Drug Administration from 1981 until 1985. He served as acting commissioner of the FDA from 1983 to 1984. Dr. Novitch is a director of Alteon, Inc., Kos Pharmaceuticals, Inc. and Neurogen Corporation. Age: 71; Director from 1995.

Directors continuing in office until 2006

Jack A. Shaw
Mr. Shaw retired as president, chief executive officer and a director of Hughes Electronics Corporation (digital television entertainment and broadband satellite), a position he had held since 2001. Previously, Mr. Shaw served as corporate senior executive vice president of Hughes from 2000. He has also served as chairman and chief executive officer of Hughes Network Systems. Mr. Shaw joined Hughes in 1987. Mr. Shaw is a director of XM Satellite Radio Inc. He also is a senior member of the Institute of Electrical and Electronics Engineers and a member of the Visiting Committee to the Dean of Engineering, Purdue University. Age: 65; Director from 2004.

Eugene L. Step
Mr. Step served as a director, executive vice president, president of the Pharmaceutical Division and member of the executive committee of Eli Lilly and Company until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc. and Ceregene, Inc. Age: 75; Director from 1995.

Corporate Governance

The Board

      Guidant’s business is managed under the board’s direction. Under the board’s corporate governance guidelines, the independent directors annually elect a non-executive chairman to lead the board. During 2003, the board held eight meetings. A portion of each board meeting is held in executive session, with the chairman presiding.

      No director attended less than 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served, except for Ms. King, who attended 75% of board meetings but was excused from a number of committee meetings as a result of an injury. Average attendance overall was 95%.

      It is the board’s policy that members attend the annual meeting of shareholders. Eleven directors attended the annual meeting in 2003. You are encouraged to attend the annual meeting of shareholders. You can also contact the full board, our non-executive chairman, our independent directors as a group or any of the directors by writing to Guidant Corporation, Secretary, PO Box 44906, Indianapolis, IN 46244. All communications will be compiled by the secretary and submitted to the addressees on a periodic basis.

      Additional information concerning the board, including its corporate governance guidelines, committee charters and related materials, is available at www.guidant.com/investors/governance.

      Guidant’s board is predominantly independent. Guidant’s board annually evaluates the independence of its members. A director will not qualify as independent unless the board affirmatively determines that the director has no material relationship with the company. In making its determination, the board considers business, charitable and other relationships under the standards provided in the board’s corporate governance guidelines. The guidelines reflect the requirements of the NYSE and the company’s code of business conduct.

      As a Fortune 500 company, Guidant has relationships with many leading business and professional entities. Qualified candidates for our board (or their immediate family members) are often associated in some way with these leading entities. The board uses the standards mentioned above to evaluate the significance of any relationships. Applying the NYSE rules, for example, the board will not find a director to be independent if the director or an immediate family member of the director in the prior three years was an executive officer of Guidant, was affiliated with Ernst & Young LLP, or had other relationships with Guidant as specified in applicable NYSE listing standards. On the other hand, a director’s independence generally will not be viewed as impaired by relationships permissible under the NYSE guidelines, such as payments to a company where the director is employed that do not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues.

      Under these standards, the board concluded that the non-executive members of the board are independent and constitute a majority of the board. Mr. Dollens, who serves as Guidant’s president and chief executive officer, is not independent.

Board Committees

      Guidant’s board has five standing committees, the principal functions and composition of which are described below. Each committee operates under a charter and the board’s corporate governance guidelines.

      Each member of the Audit Committee, Management Development and Compensation Committee and Corporate Governance Committee is an independent director under applicable NYSE listing standards.

      Science and Technology Strategy Committee: This committee reviews Guidant’s long-range plans for technology and clinical research activity. It also reviews Guidant’s strategy related to access to and reimbursement of new therapies.

Directors: Watanabe (Chair), DeParle, Johnson, J.B. King, Novitch and Wäger
Number of Meetings in 2003: 1

      Compliance Committee: This committee reviews Guidant’s regulatory compliance and internal control procedures. It also oversees compliance with the company’s code of business conduct.

Directors: Wäger (Chair), DeParle, Dollens, Johnson, S. King, Moore and Novitch
Number of Meetings in 2003: 4

      Audit Committee: This committee’s functions are described in its committee report on page 21.

Directors: Grobstein (Chair), Cox, Falla and Moore
Number of Meetings in 2003: 12

      Guidant’s board has determined that at least one member of the Audit Committee, the committee chair, Michael Grobstein, is an “audit committee financial expert,” as that term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (“SEC”) in furtherance of Section 407. As described above, Mr. Grobstein is an independent director.

      Management Development and Compensation Committee: This committee’s functions are described in its committee report on page 19.

Directors: Falla (Chair), S. King, Shaw, Step and Watanabe
Number of Meetings in 2003: 3

      Corporate Governance Committee: This committee provides recommendations for the size and composition of the board and proposes director candidates. It also oversees matters of corporate governance.

Directors: Cox (Chair), DeParle, Grobstein, Shaw and Step
Number of Meetings in 2003: 1

      In identifying candidates for the board, the Corporate Governance Committee will consider candidates identified by committee members and other board members, the company and shareholders. The committee’s charter also permits it to retain advisors for this purpose. The company considered Dr. Johnson, who joined the board in January and will stand for election at this meeting, as a candidate based on input from several sources. The company and a number of the company’s directors were familiar with Dr. Johnson from her work at Duke University. The combination of her technical expertise and entrepreneurial experience made her a particularly strong candidate. As discussed below, the board seeks to assure that it has members with an appropriate balance of skills and experiences applicable to the company’s business. Ultimately, the company’s chief executive officer recommended that the chairman of the Corporate Governance Committee consider Dr. Johnson as a candidate. That committee selected Dr. Johnson from among a number of candidates and recommended her election to the board, which election became effective in January.

      To recommend a nominee for director, you may mail the candidate’s name and information about the candidate’s qualifications to the secretary at the address provided on the cover. The Corporate Governance Committee will evaluate the candidate in the same manner it evaluates other potential nominees for director.

      All candidates must be highly qualified and be willing and expressly interested in serving on the board. The committee applies the same basic criteria for all nominees, including character, judgment and experience. Directors generally should have substantial accomplishments in their field, as well as high-level managerial experience. The board seeks a balance of members with scientific, governmental or other technical expertise and familiarity with national and international issues facing the company. The board also considers independence, financial expertise and diversity of background or experience.

Director Compensation

      Directors who are employees of Guidant do not receive additional compensation for serving on the board or its committees. Directors who are not employees of Guidant receive compensation for board service. The arrangements as of the annual meeting are as follows:

Annual Retainer:	A cash retainer of $36,000 and an option to purchase 10,000 shares for all members except the non-executive chairman, who receives $400,000 and a stock option to purchase 24,000 shares

Attendance Fees:	For any meetings held outside of the six regularly scheduled board meetings, $3,000 for each in-person board or committee meeting, $1,000 if telephonic

Committee Chair Retainer:	$15,000 annually for the Audit Committee and the Compliance Committee, $10,000 for all others

Director Matching Funds Program:	Maximum of $5,000 annually provided as a match to a director’s contributions to qualified educational institutions

      The options granted as part of the annual retainer have an exercise price set at the fair market value on the date of the grant, have a ten-year term and vest at the next annual meeting following the grant. The grants are made on the date of each annual meeting of shareholders pursuant to the 1996 Non-Employee Director Stock Option Plan.

COMMON STOCK OWNERSHIP

Directors’ and Executive Officers’ Ownership of Guidant Common Shares

Shares Owned Beneficially(1)

Keith E. Brauer	787,063
James M. Cornelius	1,561,194
Maurice A. Cox, Jr.	56,020
Nancy-Ann Min DeParle	10,500
Ronald W. Dollens	2,224,009
Enrique C. Falla	48,769
A. Jay Graf	818,198
Michael Grobstein	37,970
Kristina M. Johnson, Ph.D.	0
J.B. King	847,872
Susan B. King	64,429
R. Frederick McCoy, Jr.	490,679
J. Kevin Moore	27,425
Guido J. Neels	560,739
Mark Novitch, M.D.	57,638
Jack A. Shaw	0
Eugene L. Step	64,426
Ruedi E. Wäger, Ph.D.	34,105
August M. Watanabe, M.D.	29,190
All directors and executive officers as a group (30 people)	8,605,249

(1)	Beneficial ownership is as of February 27, 2004. Each person listed owned less than 1% of the outstanding common shares of Guidant. All directors and executive officers as a group owned 2.7%. Unless otherwise indicated below, each person listed in the table possessed sole voting and investment power with respect to the shares. The shares shown include:

(a)	the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 27, 2004: Mr. Brauer, 566,000; Mr. Cornelius, 1,358,000; Mr. Cox, 42,500; Ms. DeParle, 7,500; Mr. Dollens, 1,833,404; Mr. Falla, 36,500; Mr. Graf, 626,000; Mr. Grobstein, 34,500; Mr. King, 725,444; Ms. King, 52,500; Mr. McCoy, 400,000; Mr. Moore, 15,500; Mr. Neels, 468,956; Dr. Novitch, 42,500; Mr. Step, 52,500; Dr. Wäger, 8,000; Dr. Watanabe, 20,500; and all directors and executive officers as a group, 6,954,584.

(b)	the following shares (as to which the holders possess voting but not investment power) credited to the accounts of named executive officers under The Guidant Employee Savings and Stock Ownership Plan (the “ESSOP”) as of December 31, 2003: Mr. Brauer, 49,464; Mr. Dollens, 53,318; Mr. Graf, 40,934; Mr. McCoy, 25,959; and Mr. Neels, 409.

(c)	the following restricted shares (as to which the holders possess voting but not investment power), which vest upon the earlier of death, disability, retirement, change in control or (i) May 18, 2004: each of Mr. Cox, Ms. DeParle, Mr. Falla, Mr. Grobstein, Mr. King, Ms. King, Mr. Moore, Dr. Novitch, Mr. Step, Dr. Wäger, and Dr. Watanabe, 855; and (ii) February 16, 2006: Mr. Brauer, 26,400; Mr. Dollens, 72,000; Mr. Graf, 35,500; Mr. McCoy, 26,400; Mr. Neels, 35,500; and all executive officers as a group, 425,600.

(d)	the following shares, as to which beneficial ownership is shared and/or disclaimed: Mr. Cornelius, 62,408 shares owned by the Cornelius Family Foundation, Inc.; Mr. Dollens, 40,000 shares owned by the Dollens Family Foundation, Inc.; Mr. King, 28,000 shares beneficially owned by his wife; and Dr. Novitch, 802 shares owned by his daughter.

Principal Holders of Guidant Common Shares

      To Guidant’s knowledge, based upon the named shareholders’ filings with the SEC on Schedule 13G, the following were the only beneficial owners of 5% or more of the outstanding common shares of Guidant as of December 31, 2003:

Name and Address	Number of Shares	Percent

Barclays Global Investors, NA and affiliates(1)	22,980,463	7.4%
45 Fremont Street San Francisco, CA 94105

PRIMECAP Management Company(2)	18,828,800	6.1%
225 South Lake Avenue #400 Pasadena, CA 91101

Wellington Management Company, LLP(3)	20,462,873	6.6%
75 State Street Boston, MA 02109

(1)	According to Barclays’ Schedule 13G filing with the SEC dated February 13, 2004, Barclays Global Investors, NA, and affiliates named in the filing collectively have (a) sole power to direct the voting of 20,386,365 shares and disposition of 20,402,565 shares and (b) shared power with respect to no shares. The shares are held in trust accounts for the economic benefit of the account beneficiaries.

(2)	According to PRIMECAP’s Schedule 13G dated October 31, 2003, it has (a) sole power to cause the disposition of all such shares and sole voting power with respect to 3,207,900 shares and (b) shared voting and dispositive power with respect to no shares.

(3)	According to Wellington Management’s Schedule 13G dated February 13, 2004, it has (a) sole power to vote or dispose of no shares and (b) shared power to vote 15,479,955 shares and dispose of 20,462,873 shares. Wellington Management reports the beneficial ownership in its capacity as investment advisor with respect to shares held of record by its clients.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under SEC rules, Guidant’s directors and executive officers are required to file reports of holdings and changes in beneficial ownership of Guidant’s shares. Based upon Guidant’s records and other information, Guidant believes that during 2003, all such reports were filed on a timely basis, except for a Form 4 for Mr. Mark C. Bartell (an executive officer) reflecting the company’s withholding of shares in connection with tax obligations associated with the vesting of restricted shares granted to his wife, who is a company employee, and a Form 5 for Mr. Dollens reflecting a charitable gift of shares.

Performance Graph

      The following performance graph compares the cumulative total shareholder returns on Guidant common shares, Standard & Poor’s 500 Stock Index and the S&P Healthcare Equipment Index (replacing a S&P Healthcare (Medical Products and Supplies) Index, which is no longer available) for the period beginning on December 31, 1998 and ending on December 31, 2003. The graph is constructed on the assumption that $100 was invested on December 31, 1998 with all dividends reinvested.

	1998
	(Base)	1999	2000	2001	2002	2003

Guidant	100	85	98	90	56	110
S&P 500	100	121	110	97	76	97
S&P Healthcare Equipment	100	92	135	128	112	148

EXECUTIVE COMPENSATION

      The following tables provide compensation information for Guidant’s chief executive officer and each of the four next most highly compensated executive officers (the “named executive officers”).

Compensation Tables

Summary Compensation Table

		Annual Compensation

				Other Annual
Name and Principal Position	Year	Salary	Bonus (2)	Compensation(3)

Ronald W. Dollens	2003	$700,008	$437,500	$10,000
President and Chief	2002	618,000	1,050,000	19,399
Executive Officer	2001	600,000	6,600	10,000
A. Jay Graf	2003	427,212	187,500	11,712
Group Chairman,	2002	406,860	437,500	16,259
Office of the President	2001	395,004	2,750	10,000
Guido J. Neels	2003	427,212	187,500	226,016
Group Chairman,	2002	325,717	262,500	27,130
Office of the President	2001	286,648	994	5,825
Keith E. Brauer	2003	340,680	125,000	10,000
Vice President, Finance and	2002	324,456	262,500	10,000
Chief Financial Officer	2001	315,000	1,650	10,000
R. Frederick McCoy, Jr.	2003	281,196	125,000	9,254
President, Cardiac	2002	267,804	262,500	11,847
Rhythm Management	2001	260,004	1,650	397,545

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-term Compensation(1)

		Number of
		Securities
	Restricted	Underlying
	Stock	Options	All Other
Name and Principal Position	Awards(4)	Granted(5)	Compensation(6)

Ronald W. Dollens	$2,500,560	0	$84,252
President and Chief	0	0	77,279
Executive Officer	0	600,000	101,808
A. Jay Graf	1,232,915	0	45,321
Group Chairman,	0	0	41,641
Office of the President	0	300,000	38,614
Guido J. Neels	1,232,915	0	114,177
Group Chairman,	0	0	0
Office of the President	0	220,000	0
Keith E. Brauer	916,872	0	30,838
Vice President, Finance and	0	0	33,263
Chief Financial Officer	0	250,000	30,097
R. Frederick McCoy, Jr.	916,872	0	23,810
President, Cardiac	0	0	22,192
Rhythm Management	0	220,000	23,078

(1)	No long-term incentive plan payouts were made and no stock appreciation rights were granted.

(2)	Represents amounts awarded in cash under the Guidant annual bonus plan.

(3)	Amounts for Mr. Neels in 2003 and Mr. McCoy in 2001 consist primarily of relocation allowances and related tax equalization.

(4)	Each of the named executive officers received an award of restricted shares in February 2003. The dollar value is based upon the fair market price of Guidant’s shares on the date of grant ($34.37). The number of restricted shares held by the named executive officers at December 31, 2003, and the value of them on that date (based upon a closing stock price of $60.20 per share) were as follows: Mr. Dollens, 85,334 shares, $5,137,106; Mr. Graf, 42,167 shares, $2,538,453; Mr. Neels, 35,500 shares, $2,137,100; Mr. Brauer, 33,068 shares, $1,990,694; and Mr. McCoy, 26,400 shares, $1,589,280.

(5)	Options to acquire Guidant common shares.

(6)	Contributions by Guidant to the executive’s account in the ESSOP and Excess Savings Plan and above-market interest earned on any portion of the annual bonus deferred at an officer’s election. Mr. Neels receives a supplemental payment under the Excess Savings Plan to offset the effects of changes in his pension benefits flowing from his relocation from Belgium.

Option Shares Granted in 2003

      During 2003, the company did not grant options or share appreciation rights to any of the named executive officers.

Aggregated Option Shares Exercised in 2003

and 2003 Year-End Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at Year End		at Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald W. Dollens	0	$0	1,603,404	600,000	$51,270,844	$12,570,000
A. Jay Graf	92,720	3,916,363	626,000	300,000	16,672,340	6,285,000
Guido J. Neels	25,000	1,067,991	352,756	226,200	10,660,604	4,712,464
Keith E. Brauer	132,860	5,258,333	601,000	250,000	16,448,590	5,237,500
R. Frederick McCoy, Jr.	0	0	398,000	220,000	6,773,480	4,609,000

(1)	No stock appreciation rights were outstanding during 2003. Represents the amount by which the market price of Guidant’s shares exceeded the exercise prices of unexercised options on December 31, 2003.

Retirement Plans

Pension Plan Table

Average Annual Earnings	Estimated Annual
(Highest 5 of Last 10 Years)	Benefit(1)

$ 375,000	$169,662
525,000	241,657
675,000	313,652
825,000	385,647
975,000	457,642
1,125,000	529,638
1,275,000	601,633
1,425,000	673,628
1,575,000	745,623
1,725,000	817,618
1,875,000	889,613

(1)	Assuming the named executive officer is age 65 upon retirement, the estimated annual benefit will not vary with years of service.

     Certain executive officers of Guidant participate in one or both of two defined benefit pension plans that Guidant established: the Guidant Retirement Plan (the “Retirement Plan”) and the Guidant Excess Benefit Plan— Retirement (the “Excess Plan”). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of service and average annual earnings through the date of Guidant’s split-off from Lilly in September 1995. The Excess Plan is a non-qualified plan that supplements the Retirement Plan to provide a total pension benefit based on the Lilly Retirement Plan benefit formula (but without proration for years of service less than 35) and the participant’s total years of service and average annual earnings with Guidant and Lilly. (This benefit is determined without regard to certain limitations applicable to tax-qualified benefits under the Internal Revenue Code.) Pension benefits earned under this formula are illustrated in the above Pension Plan Table. The enhanced benefit provided by the Excess Plan is offset by (a) any benefits payable to the participant under the Retirement Plan and the Lilly pension plans and (b) the portion of the participant’s benefits under The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) and The Guidant Excess Benefit Plan—Savings (“Excess Savings Plan”) attributable to Guidant’s Retirement ESOP contributions.

      The named executive officers other than Mr. Neels are entitled to receive retirement benefits under the Retirement Plan. Mr. McCoy has frozen benefits under the Retirement Plan based on his earnings and years of service with Guidant and Lilly prior to September 25, 1995. His expected annual benefits, expressed as a life annuity beginning at age 65, are $34,100.

      Messrs. Dollens, Graf and Brauer are entitled to receive retirement benefits under both the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary and Bonus as set forth in the Summary Compensation Table) assuming retirement at age 65 with a 50% survivor income benefit. (The Excess Plan provides Messrs. Dollens, Graf, and Brauer with a subsidized 100% survivor annuity.) As noted above, however, the amounts payable to the retired employee under the Excess Plan are reduced for benefits attributable to Guidant Retirement ESOP contributions to the ESSOP and the Excess Savings Plan and amounts payable under the Retirement Plan and Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

      Prior to becoming group chairman, Mr. Neels served Guidant as president, Europe, Middle East, Africa and Canada. He did not participate in the domestic ESSOP; rather, he was covered by a pension program in Belgium. That program has been frozen, with contributions totaling approximately $176,000. The benefit (which will include interest at a Belgian statutory rate) is payable in a lump sum at age 65.

Change-in-Control Severance Pay Plan

      Guidant has adopted a change-in-control severance pay program covering most employees of Guidant and its subsidiaries, including Guidant’s executive officers. In general, the program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A “change in control” would occur if 20% or more of Guidant’s voting stock were acquired by an entity other than Guidant, a subsidiary, or an employee benefit plan of Guidant. There are additional conditions that could result in a change in control. The program is not subject to amendment by the board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

      Under the portion of the program covering the named executive officers, each is entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (a) without “cause” by Guidant; (b) for “good reason” by the executive officer, each as defined in the program; or (c) for a limited period of time, for any reason by the executive officer. In such case, the executive officer could be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise in connection with a change in control, Guidant is obligated to make whole the individual with respect to such excise tax.

Transactions with Directors and Executive Officers

      During 2003, the company had an outstanding down payment assistance loan to Dr. John Capek, a former executive officer who remains affiliated with the company. The interest-free loan was extended in 2000 to assist Dr. Capek with his relocation from Germany to California. The maximum outstanding balance during 2003 was $292,997. Following payment of annual bonuses for 2003, the remaining outstanding balance for Dr. Capek was $275,225. Dr. Capek will continue to repay his loan through annual corporate bonuses. The loan was extended prior to the passage of the Sarbanes-Oxley Act. While the company believes that such loans may be an appropriate means to support an employee’s relocation at the company’s request, the company no longer extends loans to executive officers.

      In November 2003, Guidant entered into an agreement to invest up to $500,000 in a technology accelerator company that is affiliated with Duke University, of which $250,000 has been committed and $125,000 invested to date. Dr. Johnson was a founder of the company and had served as the chair of the board of directors. Upon the closing of the investment round in which the company participated,

Dr. Johnson resigned from the board and divested her equity interests without compensation pursuant to Duke University policy.

Management Development and Compensation Committee Report

      The Management Development and Compensation Committee is comprised of five independent directors. The committee operates under a charter, which is available on the company’s website. Under the charter, the committee typically meets three or more times per year to address subjects such as senior management succession planning, executive compensation and incentive compensation, including all equity programs. The committee reports on its activities to the full board of directors.

A. Executive Compensation Policy

      Guidant’s executive compensation policy is based on principles that guide Guidant in all its compensation programs. The programs must attract, retain and motivate highly talented individuals, while remaining both fair and cost-effective. Guidant’s compensation programs share the following characteristics:

•	Compensation of Guidant’s employees is based on job responsibility, individual performance and Guidant’s corporate performance. Members of senior management have a greater portion of their pay based on Guidant’s performance than other employees.

•	Compensation also reflects the value of the job in the marketplace. To retain Guidant’s highly skilled work force, Guidant competes with similar employers for talent.

•	Compensation must foster the long-term focus required for success in a highly competitive, innovation-based industry.

      The compensation programs’ annual and long-term elements provide executives strong incentives to maximize company performance and enhance shareholder value.

      In establishing total compensation ranges, the committee considers such measures as sales, net income, stock price appreciation, product market shares and total market value. These measures help the committee assess overall performance and prospects for Guidant. In evaluating these measures, the committee did not assign relative weights or rankings to each factor; rather, the committee made a subjective determination based on the collective factors.

      In 2003, the committee compared Guidant’s total compensation package with those of global medical device companies of comparable size and stature to Guidant. The committee used data from this peer group primarily as a benchmark to ensure that Guidant’s total compensation remained competitive as compared to industry peers across Guidant’s various tiers of management. The committee exercised its discretion within its guidelines, generally preferring a heavier-than-average weighting of compensation toward at-risk equity compensation designed to create alignment with shareholders and promote long-term value creation.

B. Elements of Compensation

      Annual Compensation. In 2003, annual cash compensation for Guidant’s executive officers consisted of two components—base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual’s performance includes consideration of a person’s impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization and contributions to improvement in the quality of Guidant’s products, services and operations.

      Cash bonuses are tied to the attainment of economic value added goals and operational milestones. Economic value is created when Guidant’s operating profit after tax exceeds the cost of the capital employed in the business. For 2003, bonuses were based upon the amount by which after-tax operating profit exceeded the cost of capital as measured against targets set at the beginning of the year, with such adjustments (for example for non-recurring matters) as the committee thought warranted, along with the attainment of several of the pre-specified operational milestones.

      Long-Term Incentives. In February 2003, the board approved a grant of restricted stock to eligible employees. This grant emphasized the long-term focus necessary for continued success in the innovation-based medical device business. Grants to Guidant’s most-senior executives provided for vesting in six years or upon death, disability, retirement or a change in control. The grants further provided that vesting would accelerate to three years from the date of grant if targets for Guidant’s share price performance were achieved. Specifically, vesting of one-third of the shares accelerated to three years upon 25%, 50% and 75% appreciation in the $34.37 share price from the February 18, 2003 date of grant. By January 26, 2004, each of those targets had been attained.

      Equity grants help assure executives’ long-term alignment with shareholders. Guidant’s executive shareholding guidelines reinforce this goal. The guidelines require Guidant’s senior executives to attain and hold investment positions equal to five to twelve times base cash compensation, depending on the level of the executive.

      Deductibility Cap on Executive Compensation. Federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. “Performance-based compensation,” as defined in the tax law, is not subject to the deductibility limitation. The committee decided, however, not to qualify the annual bonus plan as “performance-based compensation” at this time, since to do so would have limited the committee’s flexibility in the administration of the plan. While the committee considers the deductibility cap in making awards, the committee considers many other factors as well. During 2003, the deductibility cap did not have a material impact on Guidant.

C. Compensation of the Chief Executive Officer

      In 2003, the compensation of Ronald W. Dollens, president and chief executive officer, consisted of the same components as for other senior executives—base salary, annual bonus and a restricted stock grant.

      In considering Mr. Dollens’ 2003 total cash compensation, the committee considered the company’s 2002 growth in sales as well as net income and earnings per share, excluding special charges. The committee determined that an increase of $82,000 to Mr. Dollens’ base salary would allow his cash compensation to be within the middle range relative to persons in similar positions in Guidant’s peer group.

      For 2003, Mr. Dollens earned $437,500 as a bonus, based on Guidant’s attainment of economic value added goals and operational milestones.

      In February 2003, the committee granted Mr. Dollens 72,000 restricted shares. In determining the size of the grant, the committee considered a number of factors, including grants to other executive officers in similar positions in Guidant’s peer group, the size of the grant relative to grants received by other company personnel and the responsibility of Mr. Dollens for the management of Guidant. The committee also considered various other value estimations based upon Mr. Dollens’ responsibilities with Guidant, as well as the size of previous grants of equity to him.

Submitted by the

Management Development and Compensation Committee
of the Board of Directors

Enrique C. Falla, Chair

Susan B. King	Jack A. Shaw	Eugene L. Step	August M. Watanabe, M.D.

AUDIT MATTERS

Audit Committee Report

      The Audit Committee oversees Guidant’s financial reporting process and its internal controls on behalf of the board of directors. In this context, the committee has:

•	reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements;

•	discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the matters required to be discussed under Statement on Auditing Standards 61;

•	received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young its independence; and

•	considered whether Ernst & Young’s provision of services beyond the review of the company’s quarterly and the audit of the company’s annual financial statements is compatible with maintaining the auditors’ independence.

      Based on the reviews and discussions described above, the committee recommended to the board that the audited financial statements for the year ended December 31, 2003 be included in the Annual Report on Form 10-K filed with the SEC.

      The committee also selected Ernst & Young as Guidant’s independent auditors for the year 2004. (See “Item Two: Ratification of Appointment of Independent Auditors.”)

      Each member of the committee is an independent director as defined in the rules of the NYSE. The board has approved the committee’s charter, which is attached to this proxy statement.

Submitted by the Audit Committee

of the Board of Directors

Michael Grobstein, Chair

Maurice A. Cox, Jr.               Enrique C. Falla               J. Kevin Moore

Ernst & Young Fees

      Guidant’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates the nature and scope of the audit prior to the commencement of the audit. At the same time, the committee evaluates audit-related, tax and other services that are proposed, along with the anticipated cost of such services. The committee reviews schedules of specific services to be provided.

      If other services are desired outside of this annual process, under the policy they may be pre-approved by the committee at a regularly scheduled meeting or by the chair, acting between meetings and reporting back to the committee at the next scheduled meeting.

      It has been Guidant’s practice for many years to require Audit Committee pre-approval of services by the independent auditors. Pursuant to SEC guidance, the committee formalized its policy as described above in 2003, and all services were thereafter pre-approved pursuant to the policy.

      For 2002 and 2003, fees for services provided by Ernst & Young were as follows:

	Fiscal 2003	Fiscal 2002
Description of Fees	Amount	Amount

Audit Fees(1)	$1,584,000	$1,200,000
Audit-Related Fees(2)	291,000	730,000
Tax Fees(3)	1,918,000	2,680,000

Total	$3,793,000	$4,610,000

(1)	Includes fees for the audit of annual and review of quarterly financial statements.

(2)	Includes fees for certain due diligence, employee benefit plan reviews and accounting consultations.

(3)	Includes

(a)	Tax compliance fees of $1,100,000 (2003) and $1,070,000 (2002), primarily for international and expatriate tax compliance and preparation and review of various tax returns; and

(b)	Other tax of $818,000 (2003) and $1,610,000 (2002), primarily related to international tax consulting and other international tax work.

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed the firm of Ernst & Young LLP as independent auditors for Guidant for the year 2004. The board is submitting this appointment to the shareholders for ratification. Ernst & Young served as the independent auditors for Guidant in 2003. Additional information concerning the audit relationship is provided in “Audit Matters.” Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to appropriate questions. The representatives will have the opportunity to make a statement if they desire to do so.

      The board of directors recommends that you vote for ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2004.

ITEM 3: CONSIDERATION OF A SHAREHOLDER PROPOSAL

REGARDING STOCK OPTION EXPENSING

      United Association S&P 500 Index Fund I, located at 1 Freedom Valley Drive, Oaks, PA 19456, which is the beneficial owner of 19,689 common shares, has given notice of its intention to present a proposal at the 2004 annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

      Guidant strongly opposes adoption of the proposal and asks shareholders to review the statement in opposition to the option expensing proposal, which follows the proposal and the proponent’s supporting statement.

Stock Option Expensing Proposal

      Resolved, that the stockholders of Guidant Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

      Supporting Statement: Current accounting rules give companies the choice of reporting stock option expenses annually in the Company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEO’s have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of those companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bears Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

      This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

Statement in Opposition to the Option Expensing Proposal

      We do not believe that it would be appropriate to begin expensing options at this time.

•	Our current accounting and disclosure appropriately reflect the impact of options and are in keeping with generally accepted accounting principles.

•	Existing accounting alternatives have serious measurement weaknesses and are subject to broad interpretation and variability in results.

•	Our accounting facilitates comparisons with our peers, who account in the same way.

•	Until the appropriate accounting regulatory bodies complete their current work and provide uniform standards, it is premature to change our accounting.

      Guidant accounts for option grants using the “intrinsic value” method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the market price of the stock exceeds the exercise price of the option on the date of grant. Our options are granted with zero intrinsic value. Upon appreciation of the company’s stock price, options with positive intrinsic values are recognized as outstanding equity in our calculation of diluted earnings per share. Guidant also provides a “fair market value” calculation for the options, as described below, in the notes to our quarterly and annual financial statements.

      The alternative “fair market value” method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation” (“SFAS 123”), calculates compensation expense based on the “fair value” of the option at the date of grant. Fair value is determined using an option pricing model that requires many significant assumptions to estimate value, including assumptions concerning interest rates, estimated stock volatility, dividend yield and the term of the option. There is no uniform methodology mandated for computing fair value, and the provisions of SFAS 123 relating to fair value calculation are subject to broad interpretation that can have a material impact on the calculation of expense. Companies that have decided to expense stock options do not have uniformity in the methods they use. Further, some valuation professionals believe that the current option pricing models, which were designed for tradable and short-term options, are not suited to value employee stock options that are not marketable and usually not exercisable for a period of time. Financial Accounting Standards Board (“FASB”) deliberations have not yet resolved these issues.

      Given these concerns, we believe it is appropriate to continue to disclose on an “apples-to-apples” basis with all of our peers by providing our results under the intrinsic value method, while providing a fair market value assessment in the notes to our financial statements. While a minority of companies has chosen to expense stock options, we believe that proceeding without standards has not aided clarity or comparability among companies.

      We believe that shareholders at the majority of companies that received this shareholder proposal last proxy season rejected it for good reason. We anticipate that the FASB will make a decision soon, possibly within the next 12 months, on expensing stock options. We are committed to taking appropriate action under the rules promulgated by the FASB on this subject.

Recommendation

      The board of directors unanimously recommends a vote against the proposal to require the board of directors to establish a policy of expensing in the company’s annual income statement the costs of all future stock options issued by Guidant.

AVAILABLE INFORMATION

      Additional information concerning Guidant is available on our website, www.guidant.com, including our code of business conduct, the board’s corporate governance guidelines and our SEC filings. These materials also are available free of charge in print to investors who request them in writing from the secretary (at the address on the cover page).

Appendix

Guidant Corporation

Audit Committee Charter

I. Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by reviewing 1) the integrity of the Company’s financial statements, 2) the independent auditor’s performance, qualifications and independence, 3) compliance with laws, regulations and the Company’s Code of Business Conduct in coordination with the Compliance Committee and 4) the effectiveness of the Company’s internal controls and the performance of the internal audit function.

     The Committee will encourage continuous improvement of and adherence to sound policies and practices related to the Committee’s objectives. The Committee will monitor the financial reporting process and serve as an open avenue of communication among the independent auditor, management, the internal audit function and the Board.

II. Composition and Term

     The Committee will be comprised of three or more directors annually appointed by the Board on the recommendation of the Corporate Governance Committee. At least one member of the Committee will serve concurrently on the Compliance Committee.

     Each member will be both independent and financially literate, in keeping with the requirements of the New York Stock Exchange (NYSE), the Securities Exchange Act of 1934 (Exchange Act) and rules and regulations of the Securities and Exchange Commission (SEC). At least one member will satisfy NYSE and SEC standards for accounting and financial management expertise. Compliance with these requirements will be determined by the Board in its business judgment and in accordance with applicable rules and regulations.

     Members will not be paid or accept a consulting, advisory or other compensatory fee from the Company (except in the capacity of a director and Committee member). No member of the Committee may serve simultaneously on the audit committees of more than two other public companies.

III. Meetings

     The Committee will meet at least four times annually or more frequently as circumstances dictate.

     The Committee’s key supporting staff includes the Vice President and Chief Financial Officer, independent auditor, internal audit vice president and the Chief Accounting Officer. The Committee may ask other members of management to attend meetings and provide pertinent information. The Committee will meet periodically with management, internal auditors and the independent auditor in separate executive sessions.

IV. Committee Authority and Responsibilities

     The Committee will have the sole authority to directly appoint, retain, compensate, evaluate and terminate the independent auditor. Such appointment or related matters may be submitted for shareholder ratification. The Committee will be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor will report directly to the Committee.

     The Committee will preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor (subject to the Exchange Act’s de minimus exception for certain non-audit services approved by the Committee prior to the completion of the audit). The Chair of the Committee may grant preapprovals of audit and permitted non-audit services, provided that such decisions will be presented to the full Committee at its next scheduled meeting.

     The Committee will have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

     The Committee will make regular reports to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee’s own performance.

     The Committee, to the extent it deems necessary or appropriate, will:

Internal Control and Process Effectiveness:

     1. Evaluate whether management is effectively communicating the importance of internal controls and process effectiveness.

     2. Evaluate management’s response to internal control and process improvement recommendations made by internal audit and independent auditor teams.

     3. Encourage the global leveraging of identified leading practices.

Financial Reporting:

     4. Review and discuss the annual financial statements and management’s discussion and analysis with management and the independent auditor and recommend to the Board whether the audited financial statements should be incorporated in the Company’s Form 10-K.

     5. Review with management, and the independent auditor, quarterly financial results prior to the release of earnings. The Chair or other designated member of the Committee may represent the entire Committee for purposes of this review.

     6. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

     7. Discuss with management and the independent auditor:

A. Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles;

B. Any major issues as to the adequacy of the Company’s internal controls and any special actions adopted in light of material control deficiencies; and

C. Significant risks and exposures and the effectiveness of management plans to minimize them.

     8. Review and discuss quarterly reports from the independent auditors on:

A. All critical accounting policies and practices to be used;

B. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

C. Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

     9. Periodically discuss with management the Company’s use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

     10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, restrictions on the scope of activities or access to requested information and any significant disagreements with management.

     11. Discuss with the CEO and CFO any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, including discussions that may arise in the course of the CEO and CFO’s certification process for the Form 10-K and Form 10-Q.

     12. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance-sheet structures, on the Company’s financial statements.

     13. Review with the General Counsel legal matters that could have a significant impact on the financial statements.

Ethical and Legal Compliance:

     14. Together with the Compliance Committee, review compliance with applicable laws and regulations, the Guidant Code of Business Conduct and Customer Relationship Policies.

     15. Review with the General Counsel legal compliance matters, including corporate securities trading policies.

     16. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Periodically review these procedures and their results.

Independent Auditors:

     17. Evaluate the qualifications, performance and independence of the independent auditor, including:

A. Review and evaluate the lead partner of the independent auditor team.

B. Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues and (iv) all relationships between the independent auditor and the Company.

C. Consider whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors.

The Committee will present its conclusions with respect to the independent auditor to the Board.

     18. Oversee the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law.

     19. Review the Company’s proposed hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

     20. Review the independent auditors’ proposed audit scope and approach, including the manner in which it coordinates with internal audit.

Internal Audit:

     21. Review the internal audit function, including its independence, authority and reporting obligations, its effectiveness, proposed control review plans and resources for the coming year and coordination of its plans with the independent auditor.

     22. Review and concur in the appointment, replacement, reassignment or dismissal of the internal audit vice president.

Other Responsibilities:

     23. Review and update this Charter annually and receive approval of changes from the Board.

     24. Review the security and control processes within the worldwide information systems environment.

     25. Review treasury and risk management policies and controls including foreign exchange and derivative transactions, capital and debt structure, insurance programs and business continuity plans.

     26. Review the nature of operations, financial condition and internal control adequacy of newly acquired or newly formed entities following the closing of a material merger, acquisition or joint venture.

     27. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

[GUIDANT LOGO]

Request for Admittance Card

Guidant Corporation
2004 Annual Meeting of Shareholders
May 18, 2004
Noon (Local Time)

      The 2004 Annual Meeting of Shareholders of Guidant Corporation will be held on Tuesday, May 18, 2004 at Noon (Local Time) at the Murat Centre, 502 North New Jersey Street, in Indianapolis, Indiana.

      If you plan to attend the meeting, please complete and return the Request for Admittance Card attached below. An Admittance Card will be sent to you and will be required for admittance to the meeting. If you plan to attend the meeting, we encourage you to return this card by May 3, 2004, so that we can mail an Admittance Card to you in time for the meeting.

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Request for Admittance Card

Guidant Corporation

Annual Meeting of Shareholders
Tuesday, May 18, 2004,
Noon (Local Time)
Indianapolis, Indiana

Please return this card only if you plan to attend the meeting. If you do not plan to attend, you only need to vote in advance of the meeting by using one of the three voting methods available. Even if you plan to attend the meeting, we encourage you to vote in advance of the meeting. You may vote (1) by returning the enclosed proxy card; (2) by telephone; or (3) by the Internet.

[   ]   I plan to attend the meeting.

Please type or print clearly:

Name

Street Address

City	State	Zip Code

EQUISERVE TRUST COMPANY NA ATTN: GUS JIMENEZ/CLIENT ADMINISTRATION 525 WASHINGTON BOULEVARD 9TH FL., SUITE 4690 JERSEY CITY, NJ 07310	VOTE BY INTERNET —
www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Guidant Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GUIDANT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION
ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUIDANT CORPORATION

The Board of Directors recommends a vote FOR ALL on Proposal 1 and FOR Proposal 2:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Directors Nominees:
				☐	☐	☐
	01. Maurice A. Cox, Jr. 02. Nancy-Ann Min DeParle 03. Ronald W. Dollens	04. 05.	Enrique C. Falla Kristina M. Johnson, Ph.D.

			For	Against	Abstain
2.	Ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for 2004.		☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3:

3.	Proposal by shareholder that the Board adopt a policy of expensing in the Company’s annual income statement the cost of all future stock options issued by the Company.		☐	☐	☐

Please sign exactly as name(s) appear above. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgment of receipt of the accompanying Notice and Proxy Statement.

For address changes and/or comments, please check this box and write them on the back where indicated		☐

	☐	☐
Please indicate if you plan to attend the meeting	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GUIDANT CORPORATION
2004 Annual Meeting of Shareholders

Date:	May 18, 2004

Time:	Noon (Local Time)

Place:	Murat Centre

502 North New Jersey Street

Indianapolis, Indiana 46204

PROXY

GUIDANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.M. Cornelius, R.W. Dollens and D.F. Minott, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the common shares of GUIDANT CORPORATION held in the name of the undersigned at the close of business on March 11, 2004 at the Annual Meeting of Shareholders to be held on May 18, 2004 at Noon (Local Time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

This Proxy may also reflect shares held by employees or former employees of Guidant Corporation in The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) or The Guidant Corporation Employee Stock Ownership Plan for Puerto Rico Affiliates (“ESOP”). With respect to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned’s account as set forth on the reverse side.

If this Proxy is properly executed and returned, the shares represented thereby will be voted in the manner directed by the undersigned shareholder and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

Change of Address:
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.